Exhibit 99.1

Idaho North Resources Finalizes Central Nevada
Exploration Program Agreement with Coeur Mining

October 2, 2014 - Coeur d'Alene - Idaho North Resources (OTCQB:IDAH) ("IDAH" or "the Company") is pleased to announce that today the Company has signed a definitive Exploration Program Agreement ("Agreement") with Coeur Mining Inc. (NYSE:CDE) ("Coeur"). The Agreement calls for Coeur to fund a Central Nevada Exploration Program (the "Program") within a specified Area of Interest for a three-year period.  During the Agreement period, Coeur will have the right to select target properties identified and acquired or appropiated by IDAH, and earn up to 80% interest in the target properties by meeting certain minimum investment and other requirements. Prior to selection of any target properties, Coeur will pay certain consulting and field-related costs associated with the Program, along with a 10% administrative fee to IDAH.

"In an effort to grow our pipeline of early-stage exploration, and eventually development projects, this Agreement allows us more eyes and boots on the ground, and more exposure to eventual discovery in the mineral-rich Central Nevada area," comments Hans Rasmussen, Vice President, Exploration for Coeur.  "I have confidence in Idaho North's knowledge of this part of the world – they have a strong track record for discovery."

IDAH President Mark Fralich stated, "We are very pleased to finalize this Agreement with the largest U.S.-based silver miner, Coeur Mining. Our preliminary work with Coeur this summer under our previously-announced Letter of Intent has been very promising and we look forward to continued collaboration with them under the Agreement. Through Coeur's funding of the Program, our central Nevada exploration efforts will provide our shareholders exposure to potential discovery in a world class mining camp."

IDAH will operate the Program under the direction of Tom Callicrate, Consulting Geologist to the Company and lead member of its Technical Advisory Committee.  As program operator, the Company will conduct various exploration activities to assist with identifying and acquiring or appropriating potential precious metals properties within the Area of Interest. These properties will be presented to Coeur for review for potential development. If Coeur accepts a proposed property, it may acquire a 60% interest in that property by investing a total of $2 million over a 3-year period and completing a NI 43-101 compliant Technical Report.  Upon Coeur completing its acquisition of the 60% interest, it may acquire an additional 20% interest, or 80% total, by investing a minimum of $2 million per year until completion of a Preliminary Economic Analysis (PEA).  A joint venture would then be formed between Coeur and IDAH, the guidelines for which are spelled out in the Agreement.

Coeur is the largest U.S. based primary silver producer with forecast 2014 production of at least 17-million ounces of silver and 225,000 ounces of gold. Coeur has exploration and mining projects throughout the Americas, including its longest-running operation, the Rochester silver-gold mine near Lovelock, Nevada.

Coeur owns 10.07 percent of IDAH. There are 13,244,333 common shares of IDAH outstanding (17,001,000 fully diluted).

About Idaho North Resources
Idaho North Resources is a U.S. based junior company exploring for gold, silver, and base metals in Nevada. The Company has long-term lease options on the Eagleville gold-silver project south of Fallon, Nevada and the Klondike and Divide silver-gold projects near Tonopah, Nevada.  The Company also recently finalized an Exploration Program Agreement with Coeur Mining, under which Coeur will fund, and have exclusive earn-in rights, to certain of the Company's central Nevada projects. Idaho North Resources is listed on the OTCQB under the symbol IDAH.

For more information please contact:
Mark A. Fralich, President
Phone: (503) 313-2586 cell - (509) 928-7604 office
E-Mail: mafralich@gmail.com or info@idahonorthresources.com
Website: www.idahonorthresources.com

This news release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. There are many factors that could cause actual results to differ from those anticipated.